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                                                                   Exhibit 10.28

                               RESEARCH AGREEMENT

                     CHILDREN'S HOSPITAL RESEARCH AGREEMENT

            This Agreement ("Agreement") entered into this 1st day of October, 1999 (the "Effective Date"), by and between Children's Hospital, 300 Longwood Avenue, Boston, Massachusetts 02115-5737 ("Hospital"), and EntreMed, Inc., 9640 Medical Center Drive, Rockville, Maryland 20850 ("EntreMed").

            WHEREAS, Hospital owns certain inventions that may be useful in the treatment of diseases in humans or animals and is interested in having a corporate sponsor and licensee to clinically develop these inventions;

            WHEREAS, EntreMed is interested in funding and/or implementing the clinical development of certain of the inventions in return for options for licensing certain of the inventions;

            WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to Hospital and to EntreMed and may further the practice of medicine and the research agenda of the Hospital in the manner consistent with its status as a non-profit, tax-exempt, teaching Hospital.

            NOW, THEREFORE, the parties agree as follows:

1.          SCOPE OF WORK

            (a) Hospital agrees to use reasonable efforts to perform the Research and Clinical Development Program entitled "Angiogenesis Research Program" ("Program") in accordance with Exhibit A, attached hereto and made a part of this Agreement, as the same may be amended by the parties from time to time.

            (b) Any alteration in or amendment to the Program must be approved in writing by both Hospital and EntreMed prior to such alteration or amendment being effective.

2.          PERIOD OF PERFORMANCE

            (a) The Program shall be conducted during the period beginning on the Effective Date, through September 29, 2002, and will be subject to renewal only by written mutual agreement of EntreMed and Hospital.

3.          PRINCIPAL INVESTIGATOR
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            (a)         The Principal Investigator for the Program will
                        be Robert D'Amato, M.D., Ph.D. ("Principal
                        Investigator") of the Department of Surgery. In the event the Principal Investigator becomes unable to complete the Program for any reason, EntreMed and Hospital may mutually agree upon a substitute Principal Investigator, in which event this Agreement shall continue in full force and effect. If EntreMed and Hospital cannot agree on a substitute, either party may immediately thereafter terminate this Agreement, subject to the requirements of Section 11(f) of this Agreement.

4.          RESEARCH PROGRAM SUPPORT

            (a) Primary Program Support. EntreMed agrees to pay Hospital two million dollars (2,000,000.00) to fund the Program in accordance with the conditions and terms of this Agreement.

            (b) Payments. On October 1, 1999, EntreMed will pay Hospital the sum of six hundred fifty thousand four hundred ninety-one dollars ($650,491) and thereafter will make payments of six hundred sixty-six thousand eight hundred eighty-five dollars ($666,885) on October 1, 2000 and six hundred eighty-two thousand six hundred twenty four dollars ($682,624) on October 1, 2001, in accordance with the conditions and terms set forth herein.

            (c) Payments. Payments of all sums due hereunder shall be made by check payable as follows:

                                    Children's Hospital
                                    Research Finance Office
                                    300 Longwood Avenue
                                    Boston, MA  02115-5737

            (d) Late Payments. Late payments shall bear interest from the due date until payment at a rate of the lower of one and one-half percent (1 1/2%) per month, or the maximum amount permitted by law. The payment of such interest shall not foreclose Hospital from exercising any other rights it may have as a consequence of the lateness of any payment, including without limitation termination under Article 11(d).

5.          EQUIPMENT

            (a) Equipment purchased as part of the Program shall be owned by the Hospital, shall be physically located at the Hospital, and shall remain as property of the Hospital following completion of the Program.
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6.          PUBLICATIONS

(a) EntreMed acknowledges that Hospital is an academic medical center and that Dr. D'Amato and his collaborators shall be free to publish results of their studies without restraint. Notwithstanding this, Hospital agrees to send EntreMed copies of any manuscripts resulting from the Program and submitted for consideration for publication or any abstracts that are submitted to a conference no later than the same day the manuscript or abstract is submitted. Hospital agrees to use reasonable efforts to notify EntreMed at least one month in advance of any instances where the results of the Program will be presented at a conference by invitation and without abstract. EntreMed will notify Hospital if any action is necessary to secure patent protection for the technology and Hospital agrees to take such action, subject to the terms and conditions hereof. If EntreMed so elects, Hospital agrees to include in any publication of the results of the Program acknowledgment of EntreMed's financial and technical support.

7.          INTELLECTUAL PROPERTY

            (a) Any invention conceived or first reduced to practice by Hospital or Hospital personnel in the performance of the Program shall be owned by Hospital ("Invention"). Any invention conceived or first reduced to practice by EntreMed or EntreMed personnel at EntreMed's facilities during the term of this Agreement shall be owned by EntreMed. Any invention conceived or first reduced to practice jointly by Hospital or Hospital personnel and EntreMed or EntreMed personnel shall be jointly owned by Hospital and EntreMed; for jointly-owned inventions, Hospital agrees to offer an option to license the Hospital's interest in the invention according to
                        Section 7(c).

            (b) Hospital agrees to notify EntreMed as soon as possible when a new, potentially patentable Invention has been identified and disclosed to the Technology Transfer Office. EntreMed will immediately order a patentability/6 and infringement search and, if the Invention is patentable, will be responsible, at EntreMed's expense, for filing and prosecuting patent applications on behalf of Hospital in Hospital's name covering the new Inventions, with appropriate and timely review and approval by Hospital. EntreMed shall solicit Hospital's comments prior to any significant actions required during filing and prosecution and provide Hospital with drafts of proposed actions and responses sufficiently in advance to allow time for comment and with file copies after the action is completed. If EntreMed decides not to file a patent application, EntreMed will notify Hospital within [ninety] [90] days of receiving disclosure of the new Invention; and if EntreMed decides not to maintain prosecution of any patent application, EntreMed will notify Hospital in a timely fashion. Hospital may elect to file or maintain prosecution of such patent rights at its own expense; and Hospital shall be entitled to dispose of such patent


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                        rights without limitation, and EntreMed shall have no
                        further option, license or other rights thereto.

            (c) For inventions for which EntreMed shall elect to file and maintain prosecution of a patent application, Hospital grants to EntreMed an exclusive nine-month option to decide whether or not to negotiate an exclusive license. Such option period shall begin at the date of filing of a provisional patent application or a non-provisional patent application. At the end of the nine-month option period after filing of a provisional patent application, EntreMed may request an additional six-month option period.
                        In consideration for granting the additional six-month period, EntreMed will agree to file a non-provisional patent application at EntreMed's expense. If EntreMed chooses to license such patent rights during either option period, EntreMed shall have an additional three-month period in which to negotiate and enter into a license on the terms and conditions of the model license agreement (Exhibit B). During this three-month period, EntreMed will provide a development plan to Hospital which will include a time frame for implementation of the development plan. This development plan will be updated semiannually.
                        If EntreMed chooses not to license each patent rights, Hospital shall have the right to license to a third party; and EntreMed shall have no further option, license or other rights thereto.

            (d) Any license granted pursuant to this Agreement shall conform to the terms and conditions of the License attached as Exhibit B.

            (e) Any license granted pursuant to this Article shall be subject to a reservation of the unrestricted right of Hospital and inventors (while employed by Hospital or other non-profit institution) to use subject matter claimed in the licensed patent(s) or patent application(s) for research purposes only at no cost to Hospital and the right to license to non-profit institutions for research purposes only.

            (f) EntreMed shall retain all invention disclosures submitted by Hospital in confidence and use its best efforts to prevent their disclosure to third parties. EntreMed shall be relieved of this obligation only when this information becomes publicly available through no fault of EntreMed.

8.          INDEMNIFICATION

            (a) EntreMed shall indemnify, defend and hold harmless Hospital and its board members, officers, medical staff, employees, and agents from and against any and all liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon it or any one of them in connection with any claims, suits, actions, demands or judgments arising out of, resulting from or related to performance under this Agreement, regardless of the theory of liability (including, but not


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                        limited to, actions in the form of tort, warranty, or
                        strict liability), to the extent that such liability, loss, damage or expense is the result of the acts or omissions of EntreMed or any of its board members, officers, agents, servants, and employees.

            (b) EntreMed agrees, at its own expense, to provide attorneys reasonably acceptable to the Hospital to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Hospital shall promptly notify EntreMed if any such action shall be brought or filed or claim made.

            (c) This Article 8 shall survive expiration or termination of this Agreement.

9.          BIOLOGICAL MATERIALS TRANSFER

            (a) Unique clones, chemicals, proteins or reagents developed or discovered under the Program by Hospital may be shared with scientists at non-profit academic or governmental institutions upon execution of Hospital's Materials Transfer
                        Agreement for commercially significant
                        materials. Requests for such materials that originate from commercially entities will be discussed with EntreMed, and Hospital will consider the potential effect of such transfers on the Program before deciding whether to transfer such materials.

10.         TIMELY PRE-CLINICAL AND CLINICAL DEVELOPMENT

            (a) As a condition to obtaining a license to the patent rights to Inventions under Section 7, EntreMed agrees to support clinical development, clinical trial and regulatory management of licensed products. If EntreMed decides to sublicense the licensed product and patent rights, in whole or for a field of use, the sublicenses must be acceptable to Hospital in that such sublicensee can provide the resources required to bring the Invention to the marketplace. Such acceptance of a sublicensee by Hospital will not be unreasonably withheld.

            (b) EntreMed agrees to notify Hospital in a timely way of its decision to discontinue preclinical or clinical development of any licensed product and its reasons for doing so. The license(s) held by EntreMed to Patent Rights (as defined in the license agreement for such licensed product) for that Licensed Product (as defined in the license agreement for such licensed product) will be terminated upon notice from Hospital.

11.         TERM AND TERMINATION

            (a) The term of this Agreement begins on the Effective Date and terminates on September 30, 2002, unless sooner terminated as provided below.
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            (b)         Performance under this Agreement may be
                        terminated by EntreMed at any time with or without cause, and by Hospital without cause, upon one (1) year prior written notice to the other party. If Hospital terminates this Agreement under this Article 11(b), all options and rights to Inventions and patent rights granted in this Agreement to EntreMed shall remain in effect under Article 7 and all licenses granted prior to the effective date of termination shall remain in effect subject to the terms of the applicable license agreement entered into between EntreMed and Hospital. EntreMed shall continue to fund the Program for the shorter of either one year following notice of termination or the remainder of the term set forth in Article 11(a).

            (c)         In the event of termination by EntreMed under
                        Article 11(b), all options and rights to Inventions and patent rights granted in Article 7 shall immediately terminate this Agreement and coincidentally with EntreMed's notice of termination. Any license agreement granted to EntreMed under Article 7 prior to such notice of termination, shall survive, subject to the terms of said license agreement.

            (d) In the event of EntreMed's material breach of this Agreement, including without limitation, failure to meet its payment obligation under Article 4, Hospital shall have the right to give notice of breach, and EntreMed shall have ninety (90) days to cure such breach.

            (e)         In the event of termination by Hospital under
                        Article 11(b), and upon sending its notice of termination, Hospital agrees to promptly take all responsible steps to reduce the costs to EntreMed, and Hospital shall return at termination any unexpended funds to EntreMed less any non-refundable costs including noncancelable obligations Hospital has incurred in the performance of the Program prior to the date of notice of such termination. In no event shall such deduction exceed the total support specified in Article 4.

            (f) In the event of termination under Article 3 and upon the terminating party sending its notice of termination, Hospital agrees to promptly take all responsible steps to reduce the costs to EntreMed, and Hospital shall return at termination any unexpended funds to EntreMed less any non-refundable costs including, but not limited to non-cancelable obligations Hospital has incurred in the performance of the Program prior to the date of notice of such termination. In no event shall such deduction exceed the total support specified in Article 4. EntreMed agrees to fund salaries of essential personnel for a period of nine months from notice of termination. All options and rights to Inventions and patent rights granted in Article 7 to EntreMed shall remain in effect and all licenses granted prior to the effective date of termination shall remain in effect subject to the terms of the applicable license agreement entered into between EntreMed and Hospital.


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            (g)         The following provisions shall survive any expiration or
                        termination of this Agreement: 4(a) as to the Option, 5(a), 7(a), 8, 11(b), 11(c), 11(f), 11(g), 12(a), 15
                        (except (b) and (g)) and 16.

12.         COMMUNICATIONS

            (a) Notice. All medical/scientific and other communications, reports, and notices shall be delivered by hand or sent by first class mail postage prepaid and addressed as follows:

            If to EntreMed:

                        President
                        EntreMed, Inc.
                        9640 Medical Center Drive
                        Rockville, MD  20850

            With a copy to:

                        James Dean Johnson, Ph.D.
                        Jones & Askew
                        2400 Monarch Tower
                        2434 Peachtree Road
                        Atlanta, GA  30326

            If to Hospital:

            For all medical/scientific communications:

                        Robert D'Amato, M.D., Ph.D.
                        Department of Surgery
                        Children's Hospital
                        300 Longwood Avenue
                        Boston, MA  02115-5737

            With a copy to:

                        Director
                        Technology Transfer Office
                        Children's Hospital
                        300 Longwood Avenue
                        Boson, MA  02115-5737


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            For all other communications, reports, and notices:

                        Director
                        Technology Transfer Office
                        Children's Hospital
                        300 Longwood Avenue
                        Boston, MA  02115-5737

            (b) For the purpose of facilitating EntreMed's understanding of the research activities conducted by Hospital pursuant to the Program, Hospital will permit duly authorized employees or representatives of EntreMed to visit its facilities where the research is conducted, or attend restricted-access Hospital seminars on or off site, at reasonable times and with prior reasonable notice and approval by the Principal Investigator. All such visits, seminars or other communications, including without limitation, informal conversations, email and the like concerning research activities, will be subject to the Mutual Nondisclosure Agreement between the parties of even date as this Agreement.

            (c) All communications regarding the business terms in this Agreement shall be exclusively between EntreMed and the Technology Transfer Office.

13.         USE OF NAMES

            (a) Each party agrees not to use or cite in any manner the name of the other, its employees or Principal Investigator in any commercial or non-commercial advertising, article, press release or in any other forms of writing or publication medium, or orally to the extent practical, without the prior written permission of the party or individual whose name is to be used except as required by law. Hospital agrees to respond to any submission by EntreMed in a timely manner, and EntreMed agrees to submit such writings, and summarized oral comments to the extent practical, for approval at least ten (10) days prior to submission for public release. EntreMed agrees that any such writings or publications or oral comments or presentations, and any references in its other communications to the public or third parties, will accurately reflect the contractual relationship between the parties and will not misrepresent or mislead others as to the nature of the relationship. The parties agree to meet within thirty (30) days after the Effective Date to establish a set of rules to assist them in complying with this Article 13(a).

            (b) EntreMed agrees not to disclose any of Hospital's confidential or proprietary information in Invention disclosures or reports, data concerning scientific discoveries, data from evaluations, research results and the like in any commercial or non-commercial advertising, article, press release or in any other forms of writing or publication medium or to any third party without the prior written permission of Hospital.
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14.         REPRESENTATIONS AND WARRANTIES.  HOSPITAL REPRESENTS
            AND WARRANTS TO ENTREMED AS FOLLOWS:

            (a) The execution and delivery of this Agreement by Hospital have been duly and validly authorized and this Agreement constitutes a legal, valid and binding obligation of Hospital, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement does not conflict with or violate any charter document or, to Hospital's knowledge, any contract binding upon Hospital.

            (b) Hospital has not received notice of any assertion that any of the patents or subject Inventions infringe upon any third party's know-how, patent or other intellectual property rights.

            (c) Hospital is and will be, during the term of this Agreement and thereafter, the owner of all rights in and to the inventions conceived or first reduced to practice by Hospital or its employees or independent contractors as a part of any of the projects which are included in the Program.

            EntreMed represents and warrants to Hospital as follows:

            (a) The execution and delivery of this Agreement by EntreMed have been duly and validly authorized and this Agreement constitutes a legal, valid and binding obligation of EntreMed enforceable in accordance with its terms. The execution, delivery and performance of this Agreement does not conflict with or violate any charter document or, to EntreMed's knowledge, any contract binding upon EntreMed.

15.         GENERAL PROVISIONS

            (a) All rights and remedies hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts.

            (b) Neither party may assign, transfer or delegate its rights, duties or obligations hereunder without the prior written consent of the other, and any assignment, transfer or delegation in violation of this provision shall be void.
                        Subject to the terms of this provision, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
                        Notwithstanding anything herein to the contrary, in the event EntreMed merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity, EntreMed may assign its rights and obligations hereunder to, in the event of a merger or acquisition, the surviving entity, and in the event of a sale, the acquiring entity, without Hospital's consent so long as: (i)
                        EntreMed is not then in breach of this Agreement;
                        (ii) the proposed assignee has a net worth at least equivalent to the net worth EntreMed had as of the date of this Agreement; (iii) the proposed assignee has available resources and sufficient scientific business and other expertise to satisfy EntreMed's obligations hereunder; (iv) EntreMed provides written notice of the assignment to Hospital, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least twenty
                        (20) days prior to the effective date of the proposed assignment; and (v) Hospital receives from the proposed assignee, in writing, at least twenty (20) days prior to the effective date of the assignment: (aa) reaffirmation of the terms of this Agreement; (bb) an agreement to be bound by the terms of this Agreement; and (cc) an agreement to perform the obligations of EntreMed under this Agreement.

            (c) This Agreement may be amended only by written agreement signed by both parties.

            (d) It is expressly agreed by the parties hereto that the Hospital and EntreMed are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the parties. Neither party has the authority to bind the other.

            (e) This Agreement and its Exhibits constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, negotiations and other communications between the parties, whether written or oral, with respect to the subject matter hereof.

            (f) If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

            (g) The use of vertebrate animals in the conduct of work under this Agreement shall comply with applicable portions of the Animal Welfare Act (P.L. 89-544 as amended) and will follow the guidelines prescribed in DHEW, NIH Publication No. 78-23, "Guide for the Care and Use of Laboratory Animals," as amended, and in any applicable state or local regulations.

            (h) EXCEPT AS PROVIDED IN ARTICLE 14, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, HOSPITAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT, WITH RESPECT TO ANY PATENT, TRADEMARK, COPYRIGHT, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INVENTION, RESEARCH RESULTS, INFORMATION OR DATA PROVIDED OR UNDER OPTION TO ENTREMED HEREUNDER AND HEREBY DISCLAIMS THE SAME, AND HOSPITAL SHALL NOT BE LIABLE

                        FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY ENTREMED OR ANY LICENSEE OR OTHERS RESULTING FROM USE OF THE SAME OR ANY RESULTING PRODUCT OR PROCESS.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Children's Hospital                            EntreMed, Inc.


By:   /s/ William New                          By: /s/ John W. Holaday, Ph.D.
      -------------------------                    --------------------------


Vice President
Research Administration                        President and CEO
-------------------------------
Title

10/19/99                                       9/22/99
-------------------------------                ------------------------------
Date                                           Date


/s/ Robert D'Amato                             10/22/99
-------------------------------                ------------------------------
Robert D'Amato, M.D., Ph.D.                    Date
Principal Investigator

           Overview of EntreMed funded projects in D'Amato Laboratory

Continuing collaborative projects:

1.          Thalidomide and analogs
                 Testing of analogs and isomers with the phthalimide skeleton

2.          Methoxyestradiol and analogs
                 Testing of analogs with substitutions at 2 position on A ring

3.          Epoxide angiogenesis inhibitors such as arglabin
                 Testing of thalidomide and arglabin analogs with epoxides

New projects:

4. Purification of potent secreted angiogenesis inhibitors from human tumors
                 A.    MG63 osteosarcoma
                 B.    A375 melanoma
                 C.    ST2 gastric carcinoma

5.          Testing of angiogenesis inhibitors on the RPE/VEGF transgenic mouse
                 (Inducible choroidal neovascularization as a model of macular degeneration)
                       Treatment with angiogenesis inhibitors-angiostatin/ endostatin

6.          Female reproductive system
                 Endometriosis model-Uterine explants in mice
                       Treatment with angiogenesis

            inhibitors-angiostation/endostatin

7. Testing of novel inhibitors including new EntreMed compounds and gene therapy.